[Modern Woodmen of America letterhead]

April 28, 2008

Modern Woodmen of America

1701 1st Avenue

Rock Island, IL 61201

Gentlemen:

This opinion is furnished in connection with the registration by Modern Woodmen of America (“Society”) of a flexible premium variable life insurance certificate (“Certificate”) under the Securities Act of 1933, as amended. The prospectus included in Post-Effective Amendment No. 10 to the Registration Statement on Form N-6 (File No. 333-69446) describes the Certificate. I have provided actuarial advice concerning the preparation of the certificate form described in the Registration Statement, and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 10 to the Registration Statement and to the reference to my name under the heading “Experts” in the Prospectus.

Sincerely,

/s/ Christopher G. Daniels
Christopher G. Daniels, FSA, MAAA
Consulting Actuary
Modern Woodmen of America